Exhibit 10.2

10 August 2022

Richard Winnall Dear Richard:
Americold (the “Company”) would like to offer you the role of Chief Operating Officer, International, reporting to the Company’s Chief Executive Officer. In this role, you will also serve as a Director on behalf of designated Company international entities.

We will shortly send you an employment contract (the Contract) which encapsulates the terms and conditions of the role. However, we wanted to take this opportunity to outline the broad terms of the offer we are making to you.

The information provided in this letter is not contractual in nature and each item will be subject to the terms of the Contract.

The effective date will be August 15, 2022.
The remuneration offered with the role will be made up of a salary and participation in both the Company’s Annual Incentive Plan (AIP Plan) and Long-Term Incentive program.
The base salary on commencement in the role will be AUD$535,000 per annum and is exclusive of superannuation.
The annual incentive opportunity for meeting performance goals will be targeted at 60% of your base salary as of August 15, 2022 and paid in accordance with the terms of the AIP Plan. Both the AIP Plan and the Contract will contain details about the potential payment and its terms.
You will remain eligible to participate in the Long-Term Incentive program; specifically, the Americold Realty Trust 2017 Equity Incentive Plan (the “Stock Plan” or “LTIP”) in such amounts and at such times as the Compensation Committee of the Board of Trustees of Americold Realty Trust shall determine at its sole discretion. Details will be included in the Contract and governed by the Stock Plan and award agreements between you and Americold Realty Trust.
As outlined above, this letter confirms our offer and includes the broad details of your role and remuneration. The full terms and conditions of our offer will be contained in the Contract.

Sincerely,
Americold Logistics

Sam Charleston

Samantha “Sam” Charleston
cc: George Chappelle

10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | www.americold.com